EXHIBIT 10.15

LEXINGTON CORPORATE PROPERTIES TRUST

NONVESTED SHARE AGREEMENT

      This AGREEMENT is effective as of                               by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”) and                               (the “Participant”).

WITNESSETH THAT:

      WHEREAS, the Participant, as an officer of the Company, is eligible to participate in the Lexington Corporate Properties Trust Amended and Restated 2002 Equity-Based Award Plan (the “Plan”);

      WHEREAS, the Company desires to provide an inducement and incentive to the Participant to perform his duties and fulfill his responsibilities on behalf of the Company at the highest level of dedication and competence;

      WHEREAS, the Compensation Committee of the Board of Trustees of the Company has approved the grant of the award to the Participant of the common shares of the Company, par value $0.0001, herein, subject to the terms and conditions of the Plan and this Agreement, in order to incentivize the Participant’s performance and to enable the Participant to acquire an equity interest in the Company;

      NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Shares.

      (a) Subject to the restrictions and terms and conditions set forth in this Agreement and the Plan, including the Vesting Period (defined in Section 2 hereof), the Company hereby awards to the Participant                     common shares of the Company (the “Common Shares”) as of                     .

      (b) The Participant acknowledges that upon receipt of the share certificate(s) registered in his name for the Common Shares, such certificate(s) shall bear the following legend and such other legends as may be required by law or contract:

“The shares represented by this certificate are subject to the restrictions, terms and conditions set forth in a Nonvested Share Agreement (Option Replacement Shares), effective as of , between Lexington Corporate Properties Trust and the registered owner (the “Agreement”). Copies of the Agreement are on file in the offices of the Secretary of Lexington Corporate Properties Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.”

The Participant agrees to deposit such share certificate(s) upon receipt thereof with the Company together with a share power endorsed in blank or other appropriate instrument of transfer, to be held by the Company until the expiration of the applicable portion of the Vesting Period (hereinafter defined). The foregoing to the contrary notwithstanding, the Participant agrees that, in the Company’s discretion, the Participant’s ownership of the Common Shares may be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant’s name. Upon expiration of the applicable portion of the Vesting Period, a certificate or certificates representing the shares of Common Shares as to which the Vesting Period has so lapsed shall be delivered to the Participant by the Company, subject to satisfaction of any tax obligations in accordance with Section 5 hereof.

      2. Vesting of Common Shares.

      (a) [Either [Subject to Section 3 hereof, the Common Shares shall vest as follows 0%,                     ; 0%,                     ; 33.3%,                     ; 33.3%,                     ; 33.3%,                     and be fully vested by the end of the fifth fiscal year following the date hereof (“Vesting Period”).

      ] or [Subject to Section 3 hereof, a percentage, if any, of the Common Shares, as determined under this Section 2, shall vest as of the end of the end of each fiscal year, beginning with the fiscal year ending [                    ], until the Common Shares are fully vested (the “Vesting Period”). The percentage of the Common Shares that vests annually hereunder shall equal two (2) times the annual percentage increase, if any, in the Company’s cash available for distribution (“CAD”) at the end of any fiscal year ending after the date hereof, provided that the annual percentage increase exceeds a threshold growth rate of two percent (2%) (“Threshold CAD”). In the event the annual percentage increase does not exceed the Threshold CAD, the percentage of shares that vests as of the end of such fiscal year shall be zero.] or [Subject to Section 3, hereof, the Common Shares vest ratably over a five year period commencing on the first anniversary of the date hereof and vest in full as of the end of the fifth fiscal year following the date such Common Shares were issued to the Participant.] or [Subject to Section 3 hereof, the Common Shares shall vest in full as of the end of the fifth fiscal year following the date hereof, provided that upon the attainment of certain Performance Criteria (hereinafter defined) in any fiscal year of the Company during the four-year period commencing with [                    ] (the “Performance Period”), one-fifth ( 1/5) of such Common Shares shall vest as of the end of such fiscal year (or at such time as otherwise provided in Section 2(b)(i) hereof) (the “Vesting Period”). In no event will more than one-fifth of such Common Shares vest with respect to the satisfaction of Performance Criteria for any one fiscal year.

      (b) The Performance Criteria are satisfied with respect to a fiscal year of the Company if the Company achieves a total shareholder return (“TSR”), defined in Section 2(b)(iii) hereof, for such fiscal year: (x) of at least ten percent (10%) pursuant to Section 2(b)(i) hereof or (y) that is within the top fifty percent (50%) of the Company’s peer group designated in Section 2(b)(ii) hereof.

(i) For purposes of determining whether the Company achieves a TSR of at least 10% in any fiscal year, such TSR shall first be calculated pursuant to Section 2(b)(iii) hereof. If such return is at least 10%, then the Performance Criteria for such fiscal year shall be satisfied. The portion of TSR in excess of 10% (“Excess TSR”) shall be carried back and added to any preceding fiscal years in the Performance Period in which the Performance Criteria has not (as of the time of the carry back) been satisfied (under either Section 2(b)(x) or (y)), beginning with the first immediately preceding fiscal year in which such Performance Criteria have not been met. If, as a result of a carry back, the TSR (as adjusted under this subsection) with respect to a preceding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be treated as satisfied at the time of such carry back. In the event Excess TSR is not absorbed after it is carried back to each preceding year in which the Performance Criteria are not met, any remaining Excess TSR may be carried forward and added to any succeeding fiscal years in the Performance Period, after the foregoing TSR calculations are made with respect to such succeeding year, beginning with the first such succeeding fiscal year. If, as a result of a carry forward, the TSR (as adjusted under this subsection) with respect to such succeeding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be satisfied as of the end of such year. In no event shall any amount of Excess TSR be utilized more than once as a carry back or carry forward amount.

(ii) The Company’s designated peer group shall be composed of the following companies:

(1) [ ];

(2) [ ];

(3) [ ];

(4) [ ];

(5) [ ];

(6) [ ];

(7) [ ]; and

(8) [ ].

For purposes of determining whether the TSR with respect to a fiscal year falls within the top 50% of the Company’s peer group, only the TSR for such fiscal year shall be taken into account, as determined under Section 2(b)(iii) hereof and without regard to carry backs and carry forwards in Section 2(b)(i) hereof.

(iii) For purposes of Section 2(b)(i) and (ii) hereof, TSR with respect to a fiscal year shall mean the sum of the Company’s dividend yield and the Company’s share appreciation for such year.]]

Notwithstanding the foregoing in this Section 2(a), vesting of the Common Shares hereunder may accelerate in accordance with the terms and conditions of the Participant’s Employment Agreement dated                     ,           (“Employment Agreement”).

      3. Nontransferability and Acceleration.

      (a) The Participant acknowledges that prior to the expiration of the applicable Vesting Period, the Common Shares may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Vesting Period, as set forth in Section 2 hereof, the restrictions set forth in this Agreement with respect to the Common Shares theretofore subject to such expired Vesting Period shall lapse.

      (b) In the event of a Change of Control (as defined in the Employment Agreement) or the Participant’s death, in any such case prior to the expiration of the Vesting Period, the Vesting Period shall terminate, and all of the Common Shares not theretofore forfeited in accordance with this Agreement shall become fully vested and nonforfeitable as of the date of the Change of Control or the Participant’s death, as applicable.

      (c) If the Participant ceases to be employed by the Company prior to the complete expiration of the Vesting Period under circumstances other than those set forth in Section 3(b) hereof, the Participant agrees that all of the Common Shares, that are nonvested in accordance with Section 2 hereof as of the date of such termination, shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

      4. Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Common Shares for record dates occurring on or after the date of this Agreement and prior to the date any such Common Shares are forfeited in accordance with this Agreement, including without limitation payment to the Participant of any cash dividends or distributions declared during such period with respect to the Common Shares.

      5. Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the Common Shares and agrees that such obligations must be met. The Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Common Shares first become includible in the Participant’s gross income for income or employment tax purposes, provided however that the Board of Trustees may permit the Participant to elect withholding Common Shares otherwise deliverable to the Participant in full or partial satisfaction of such tax obligations, provided further however that the amount of Common Shares so withheld shall not exceed the minimum statutory withholding tax obligation. If tax withholding is required by applicable law, in no event shall Common Shares be delivered to the Participant until he has paid to the Company in cash the amount of such tax required to be withheld by the Company or otherwise entered into an agreement satisfactory to the Company providing for payment of withholding tax. [The Participant hereby notifies the Company that he will not make an election with respect to any portion of the Common Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.]

      6. Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an Participant or in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever.

      7. Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.

      8. Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

      9. Governing Law. This Agreement and the obligation of the Company to transfer Common Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company shall, in its sole discretion, determine to be necessary or applicable. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      10. Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

      11. Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Participant has executed this Agreement effective as of the date first above written.

LEXINGTON CORPORATE PROPERTIES TRUST

By:

Name:
Title:

PARTICIPANT

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